Exhibit 23.4

8300 Boone Blvd • Suite 200 • Vienna, VA
Tel: 703-564-9120 • www.danielsoncapital.com

CONSENT OF DANIELSON CAPITAL, LLC.

We hereby consent to the use of our firm’s name in the Form S-4 Registration Statement of Penseco Financial Services Corporation (“Penseco”) relating to the registration of shares of Penseco common stock to be issued in connection with the proposed acquisition of Old Forge Bank.  We also consent to the inclusion of our opinion letter dated December 5, 2008 as an appendix to the proxy statement-prospectus included as part of the Form S-4 Registration Statement as amended, and to the references to our opinion included in the proxy statement-prospectus.

DANIELSON CAPITAL, LLC

By:
David G. Danielson
President
Date: February 10, 2009